Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

WeShop Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	WePoints	457	(d)	12,500,000	$9.64	(1)	$120,500,000.00	0.00013810	$16,641.05

Total Offering Amounts							$120,500,000.00		$16,641.05
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$16,641.05

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(d) under the Securities Act of 1933, as amended based on a market value per share reference price of $9.64.